                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
  Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Leventhal       Kenneth
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    (Last)         (First)       (Middle)

    3590 Oceanside Rd.
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                  (Street)

    Oceanside      New York        11575
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    (City)         (State)         (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)

    6/13/01
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3.  IRS or Social Security Number of Reporting Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    APO Health, Inc./"APOA"
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
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                   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
=================================================================================================================
--------------------------------  ------------------------  -------------------  --------------------------------
1. Title of Security              2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect
   (Instr. 4)                        Beneficially Owned        Direct (D) or        Beneficial Ownership
                                        (Instr. 4)             Indirect (I)         (Instr. 5)
--------------------------------  ------------------------  -------------------  --------------------------------
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COMMON STOCK                       350,000                    (D)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                         (Print or Type Responses)
                                                               Page 1 of 2

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FORM 3  (continued)
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
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                       Table II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                  (e.g., puts, calls, warrants, options, convertible securities)
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
----------------------  --------------------  --------------------------  --------------  -------------  ---------------------
1. Title of Derivative  2. Date Exercisable   3. Title and Amount of      4. Conversion   5. Ownership   6. Nature of Indirect
   Security                and Expiration       Securities Underlying       or Exercise      Form of          Beneficial
     (Instr. 4)                Date              Derivative Security         Price of       Derivative         Ownership
                          (Month/Day/Year)           (Instr. 4)             Derivative      Security:        (Instr. 5)
                        ---------  ---------  --------------  ----------     Security       Direct (D)
                           Date      Expir-       Title       Amount or                    or Indirect
                          Exer-      ation                    Number of                        (I)
                         cisable     Date                       Shares                     (Instr. 5)
----------------------  ---------  ---------  --------------  ----------  --------------  -------------  ---------------------
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
Explanation of Responses:



                          /s/   Kenneth Leventhal              06/30/01
                          ---------------------------------  ----------------
                          ** Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.


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